EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our reports dated March 9, 2006 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 601 (Investment Grade Municipal Trust, Series 61, Colorado Insured Municipals Income Trust, Series 102 and Pennsylvania Insured Municipals Income Trust, Series 307) as of March 9, 2006 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.

                                                              GRANT THORNTON LLP

New York, New York
March 9, 2006